Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

Barnwell Industries, Inc. Reports Results for its Fourth Quarter
 and Year Ended September 30, 2024

Success of Twining Drilling Program Continues While Optimization
Projects Maintain Production Levels and Reduce Operating Costs

HONOLULU, HAWAII, December 16, 2024 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported financial results for its fourth quarter and year ended September 30, 2024. The Company had revenue of $4,268,000 and a net loss of $1,883,000 or $0.19 per share for the fourth quarter and had revenue of $21,724,000 and a net loss of $5,565,000 or $0.56 per share for the full year. The Company remains debt free and ended the fiscal year with $4,505,000 in cash and cash equivalents and $1,071,000 in working capital.

Continuing Optimization Program is Showing Positive Results

For the year ended September 30, 2024, production of natural gas and natural gas liquids increased by 6% and 23%, respectively, although natural gas revenues decreased due to lower prices. Oil production remained flat as compared to the prior year. This performance underscores the quality, consistency and long-term viability of Barnwell’s Twining and legacy assets.

Production operating costs declined by $585,000, or 6%, from $10,434,000 in the prior year to $9,849,000 in the current year.  This is primarily due to the Company’s optimization program and focus on cost reduction.

Twining Drilling Program

During the year ended September 30, 2024, the Company drilled one gross 100%-owned and operated development oil well in the Twining area which commenced production mid-September 2024. The well has produced on average approximately 107 barrels per day of oil in its first two months of production.

US Oil and Gas Assets

The Company’s oil and gas assets in Texas and Oklahoma continue to perform well.  The Texas cash flows have been adversely affected by the low realized gas prices in the area in 2024, but the commissioning of the Matterhorn Express Pipeline increases egress from the area and is expected to improve pricing.

Non-Cash Impairment

During the three months and year ended September 30, 2024, the Company incurred a non-cash impairment of our oil and natural gas properties of $609,000 and $2,885,000, respectively. The impairments incurred during the quarter and year ended September 30, 2024, were largely due to a decline in historical pricing based on the 12-month rolling average.

Reduction in General and Administrative Expenses

General and administrative expenses decreased $1,358,000, 20%, for the year ended September 30, 2024, compared to the prior year period, primarily due to decreases in stockholder and proxy costs and professional fees in the current year period as compared to the same period in the prior year.

Contract Drilling Segment

In the coming months, the Company will move forward with appropriate strategic, business and financial alternatives for Water Resources which may include, among other things, a sale of its stock or assets, or an orderly wind-down of its operations and liquidation of equipment.

Summary and Outlook

Craig D. Hopkins, CEO, commented, “Twining continues to be the engine for our future growth.  We were able to hold production steady for most of 2024 without drilling, and we are now pleased that our new development well is online and producing as expected.  We continue to work to simplify Barnwell’s other businesses and reduce the corresponding administrative costs to improve our returns and increase our cash available for investment.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

The following table summarizes Barnwell’s net production for the last two fiscal years, based on sales of natural gas, oil and natural gas liquids, from all wells in which Barnwell has or had an interest.

	Year ended September 30,
	2024	2023
Annual net production:
Natural gas (Mcf)	1,344,000	1,263,000
Oil (Bbls)	203,000	204,000
Natural gas liquids (Bbls)	64,000	52,000
Total (Boe)	491,000	467,000

Mcf  -  one thousand cubic feet of natural gas
Bbls -  stock tank barrels of oil equivalent to 42 U.S. gallons
Boe  -  barrel of oil equivalent at the rate of 6 Mcf per Bbl of oil or natural gas liquid

COMPARATIVE OPERATING RESULTS

			(Unaudited)
	Year ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenues	$21,724,000	$25,269,000	$4,268,000		$6,844,000

Net loss attributable to Barnwell Industries, Inc.	$(5,565,000)	$(961,000)	$(1,883,000)		$(96,000)

Net loss per share – basic and diluted	$(0.56)	$(0.10)	$(0.19)	$	(0.01)

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	10,017,997	9,969,856	10,028,090		9,990,778

CONTACT:	Craig D. Hopkins
Chief Executive Officer and President
Phone: (403) 531-1560
Email: info@bocl.ca